March 2014 Preliminary Terms No. 142 Registration Statement No. 333-190038 Dated March 5, 2014 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

PLUS Based on the Level of the Russell 2000® Index due May 7, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Unlike conventional debt securities, the PLUS offered by these preliminary terms will pay no interest and do not guarantee any return of principal at maturity.  If the closing level of the Russell 2000® Index on the valuation date is greater than on the pricing date, at maturity investors will receive the stated principal amount of their investment plus leveraged upside performance of the index, subject to the maximum payment at maturity.  However, if the closing level of the Russell 2000® Index on the valuation date is lower than on the pricing date, at maturity investors will lose 1% of their stated principal amount for every 1% of that decline.  The PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying index.  Investors may lose their entire initial investment in the PLUS. The PLUS are senior unsecured debt obligations of Barclays Bank PLC and all payments on the PLUS are subject to the creditworthiness of Barclays Bank PLC and are not guaranteed by any third party.
SUMMARY TERMS
Issuer:	Barclays Bank PLC
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$
Stated principal amount:	$10 per PLUS
Initial issue price:	$10 per PLUS (see “Commissions and initial issue price” below)
Pricing date: †	March , 2014 (expected to price on or about March 31, 2014)
Original issue date:†	April , 2014 (3 business days after the pricing date)
Valuation date:†	April 30, 2015, subject to postponement
Maturity date:†	May 7, 2015, subject to postponement
Interest:	None
Payment at maturity (per PLUS):
▪ If the final index value is greater than the initial index value:
the lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity
In no event will the payment at maturity exceed the maximum payment at maturity.

▪ If the final index value is less than or equal to the initial index value:
      $10 × index performance factor
This amount will be less than or equal to the stated principal amount of $10 and could be zero.
Investors may lose their entire initial investment in the PLUS.  Any payment on the PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party.  For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors—Credit of Issuer” in these preliminary terms.

Maximum payment at maturity:	At least $11.275 per PLUS (at least 112.75% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$10 × leverage factor × index percent increase
Leverage factor:	300%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	, which is the closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the valuation date
CUSIP/ISIN:	06742B436 / US06742B4361
Listing:	We do not intend to list the PLUS on any securities exchange.
Selected Dealer:	Morgan Stanley Wealth Management (“MSWM”)
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer
Per PLUS	$10	$10	$0.20	$9.80
Total	$	$	$	$
(1)
Our estimated value of the PLUS on the pricing date, based on our internal pricing models, is expected to be between $9.500 and $9.681 per PLUS.  The estimated value is expected to be less than the initial issue price of the PLUS.  See “Additional Information Regarding Our Estimated Value of the PLUS” on page 3 of these preliminary terms.

(2)
Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell.  See “Supplemental Plan of Distribution.”

Investing in the PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 9 and on page S-6 of the prospectus supplement.  You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Any payment on the PLUS, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors - Credit of Issuer” in these preliminary terms.

Prospectus dated July 19, 2013    Prospectus Supplement dated July 19, 2013    Index Supplement dated July 19, 2013

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate.  Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the PLUS or determined that these preliminary terms are truthful or complete.  Any representation to the contrary is a criminal offense.

Terms continued from previous page:
Closing level:
On any scheduled trading day, the closing level of the underlying index as published by Bloomberg under ticker symbol “RTY<Index>” at the regular weekday close of trading on that day.  In certain circumstances, the closing level will be based on the alternate calculation of the underlying index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-98 of the accompanying prospectus supplement.

†
Expected. In the event that we make any change to the pricing date or the original issue date, the valuation date and the maturity date may be changed so that the stated term of the PLUS remains the same.  In addition, the maturity date and valuation date are subject to postponement, see “Additional Information About the PLUS—Additional provisions—Postponement of maturity date,” “Additional Information About the PLUS—Additional provisions—Postponement of valuation date” and “Additional Information About the PLUS—Additional provisions —Market disruption events and adjustments.”

Barclays Capital Inc.

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PLUS Based on the Level of the Russell 2000® Index due May 7, 2015
Performance Leverage Upside Securities
Principal at Risk Securities

Additional Terms of the PLUS

You should read these preliminary terms together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these PLUS are a part.  These preliminary terms, together with the documents listed below, contain the terms of the PLUS and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the PLUS involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•           Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•           Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•           Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070.  As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the pricing date is based on our internal funding rates.  Our estimated value of the PLUS may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the PLUS on the pricing date is expected to be less than the initial issue price of the PLUS.  The difference between the initial issue price of the PLUS and our estimated value of the PLUS is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost that we may incur in hedging our obligations under the PLUS, and estimated development and other costs that we may incur in connection with the PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 3 months after the initial issue date of the PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the PLUS and other costs in connection with the PLUS that

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PLUS Based on the Level of the Russell 2000® Index due May 7, 2015
Performance Leverage Upside Securities
Principal at Risk Securities

we will no longer expect to incur over the term of the PLUS.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the PLUS and any agreement we may have with the distributors of the PLUS.  The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 9 of these preliminary terms.

You may revoke your offer to purchase the PLUS at any time prior to the pricing date.  We reserve the right to change the terms of, or reject any offer to purchase, the PLUS prior to their pricing date.  In the event of any changes to the terms of the PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

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PLUS Based on the Level of the Russell 2000® Index due May 7, 2015
Performance Leverage Upside Securities
Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities
The PLUS based on the Russell 2000® Index due May 7, 2015 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario

▪
To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	Approximately 13 months
Leverage factor:	300%
Maximum payment at maturity:	At least $11.275 per PLUS (at least 112.75% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Interest:	None

 Key Investment Rationale

The PLUS offer leveraged exposure to any positive performance of the underlying index, subject to a maximum payment at maturity of at least $11.275 per PLUS (at least 112.75% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.  In exchange for enhanced performance of 300% of the appreciation of the underlying index, investors forgo performance above the maximum payment at maturity.  If the closing level of the underlying index on the valuation date is greater than on the pricing date, at maturity investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity.  However, if the closing level of the underlying index on the valuation date is lower than on the pricing date, at maturity investors will lose 1% of their stated principal amount for every 1% of that decline.  Investors may lose their entire initial investment in the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlying index relative to a direct investment in the underlying index.
Upside Scenario
The underlying index increases in value and, at maturity, the PLUS redeem for the stated principal amount of $10 plus 300% of the underlying index percent increase, subject to the maximum payment at maturity of at least $11.275 per PLUS (at least 112.75% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Downside Scenario
The underlying index declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value.

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PLUS Based on the Level of the Russell 2000® Index due May 7, 2015
Performance Leverage Upside Securities
Principal at Risk Securities

How the PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Hypothetical maximum payment at maturity:	$11.275 per PLUS (112.75% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

How it works

▪
Upside Scenario. If the final index value is greater than the initial index value, investors will receive the $10 stated principal amount plus 300% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity.  Under the hypothetical terms of the PLUS, investors will realize the maximum payment at maturity at a final index value of approximately 104.25% of the initial index value.

▪	If the underlying index appreciates by 3%, investors would receive a 9% return, or $10.90 per PLUS, at maturity.

▪	If the underlying index appreciates by 10%, investors would receive only the hypothetical maximum payment at maturity of $11.275 per PLUS, or 112.75% of the stated principal amount.

▪
Downside Scenario.  If the final index value is less than or equal to the initial index value, investors would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index. Investors may lose their entire initial investment in the PLUS.

▪	If the underlying index depreciates 50%, investors would lose 50% of their principal and receive only $5 per PLUS at maturity, or 50% of the stated principal amount.

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PLUS Based on the Level of the Russell 2000® Index due May 7, 2015
Performance Leverage Upside Securities
Principal at Risk Securities

What Is the Total Return on the PLUS at Maturity, Assuming a Range of Performances for the Underlying Index?

The following table illustrates the hypothetical total return at maturity on the PLUS.  The “total return” as used in these preliminary terms is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 stated principal amount to $10.00.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the PLUS.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The hypothetical total returns set forth below are based on the hypothetical initial index value of 100, the hypothetical maximum payment at maturity of $11.275 (112.75% of the stated principal amount) and the leverage factor of 300%.  The hypothetical initial index value of 100 has been chosen for illustrative purposes only and may not represent a likely actual initial index value.  Please see “Russell 2000® Index Overview” below for recent actual levels of the underlying index.  The actual initial index value will be determined on the pricing date.  For the purposes of the examples below, the “Index Return” equals: ((final index value - initial index value)/initial index value). The hypothetical examples below do not take into account any tax consequences from investing in the PLUS.

Final Index Value	Index Return	Index Percent Increase	Index Performance Factor	Payment at Maturity	Total Return on PLUS
150.00	50.00%	50.00%	N/A	$11.275	12.75%
140.00	40.00%	40.00%	N/A	$11.275	12.75%
130.00	30.00%	30.00%	N/A	$11.275	12.75%
120.00	20.00%	20.00%	N/A	$11.275	12.75%
110.00	10.00%	10.00%	N/A	$11.275	12.75%
104.25	4.25%	4.25%	N/A	$11.275	12.75%
102.50	2.50%	2.50%	N/A	$10.750	7.50%
100.00	0.00%	0.00%	N/A	$10.000	0.00%
90.00	-10.00%	N/A	90.00%	$9.000	-10.00%
85.00	-15.00%	N/A	85.00%	$8.500	-15.00%
80.00	-20.00%	N/A	80.00%	$8.000	-20.00%
70.00	-30.00%	N/A	70.00%	$7.000	-30.00%
60.00	-40.00%	N/A	60.00%	$6.000	-40.00%
50.00	-50.00%	N/A	50.00%	$5.000	-50.00%
40.00	-60.00%	N/A	40.00%	$4.000	-60.00%
30.00	-70.00%	N/A	30.00%	$3.000	-70.00%
20.00	-80.00%	N/A	20.00%	$2.000	-80.00%
20.00	-90.00%	N/A	10.00%	$1.000	-90.00%
0.00	-100.00%	N/A	0.00%	$0.000	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the underlying index increases from an initial index value of 100.00 to a final index value of 102.50.
Because the final index value of 102.50 is greater than the initial index value of 100.00 and $10 + the leveraged upside payment is not greater than the maximum payment at maturity, the investor receives a payment at maturity of $10.75 per $10 stated principal amount calculated as follows:

$10 + leveraged upside payment

$10 + ($10 × leverage factor × index percent increase)

$10 + ($10 × 300% × 2.50%) = $10.75

The total return on investment of the PLUS is 7.50%.

Example 2: The level of the underlying index increases from an initial index value of 100.00 to a final index value of 120.00.
Because the final index value of 120.00 is greater than the initial index value of 100.00 but $10 + the leveraged upside payment is greater than the maximum payment at maturity, the investor will receive the maximum payment at maturity of $11.275 per $10.00 stated principal amount.

The total return on investment of the PLUS is  12.75% (reflecting the maximum payment at maturity).

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PLUS Based on the Level of the Russell 2000® Index due May 7, 2015
Performance Leverage Upside Securities
Principal at Risk Securities

Example 3: The level of the underlying index decreases from an initial index value of 100.00 to a final index value of 60.00.

Because the final index value of 60.00 is less than the initial index value of 100.00, the investor will receive a payment at maturity of $6.00 per $10.00 stated principal amount calculated as follows:

$10 × index performance factor

$10 × 60% = $6.00

The total return on investment of the PLUS is -40.00%.

Example 4: The level of the underlying index does not increase or decrease and the final index value is 100.00.

Because the final index value of 100.00 is equal to the initial index value of 100.00, the investor will receive a payment at maturity of $10.00 per $10.00 stated principal amount calculated as follows:

$10 × index performance factor

$10 × 100% = $10.00

The total return on investment of the PLUS is 0.00%.

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PLUS Based on the Level of the Russell 2000® Index due May 7, 2015
Performance Leverage Upside Securities
Principal at Risk Securities

Risk Factors

An investment in the PLUS involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.  Investing in the PLUS is not equivalent to investing directly in the underlying index or any of the component stocks of the underlying index.  The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and in the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;
•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;
•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;
•	“Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”; and
•
“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

▪
The PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the final index value is less than the initial index value, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying index, and may be zero.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of at least $11.275 per PLUS (at least 112.75% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 300% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to at least 112.75% of the stated principal amount for the PLUS, any increase in the final index value over the initial index value by more than approximately 4.25% (in the case where the maximum payment at maturity is 112.75% of the stated principal amount) of the initial index value will not further increase the return on the PLUS.

▪
The market price will be influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events, and any actual or anticipated changes to our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪
Credit of Issuer. The PLUS are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by a third party.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the PLUS.

▪
Investing in the PLUS is not equivalent to investing in the underlying index.  Investing in the PLUS is not equivalent to investing in the underlying index or its component stocks.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that compose the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the PLUS.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The payment at maturity of the PLUS is not based on the level of the underlying index at any time other than at closing on the final valuation date.  The payment at maturity is not based on the value of the underlying index at any time other than the final index value on the valuation date and will be based solely on the final index value of the underlying index as compared to the initial index value of the underlying index.  Therefore, if the level of the underlying index drops precipitously by the valuation date, the payment at maturity, if any, that you will receive for your PLUS may be significantly less than it would otherwise have been had such payment been linked to the value of the underlying index at any time prior to such drop.

▪
The securities are subject to small-capitalization companies risk.  The underlying index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity

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PLUS Based on the Level of the Russell 2000® Index due May 7, 2015
Performance Leverage Upside Securities
Principal at Risk Securities

than large-capitalization companies, and therefore securities linked to the Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪
The inclusion of commissions and projected profit from hedging in the initial issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the PLUS in any secondary market transactions will likely be lower than the initial issue price since the initial issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs and the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the PLUS from you in secondary market transactions will likely be lower than the price you paid for the PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪
The estimated value of your PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your PLUS on the pricing date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪
The estimated value of your PLUS is expected to be lower than the initial issue price of your PLUS.  The estimated value of your PLUS on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your PLUS.  The difference between the initial issue price of your PLUS and the estimated value of the PLUS is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost that we may incur in hedging our obligations under the PLUS, and estimated development and other costs that we may incur in connection with the PLUS.

▪
The estimated value of the PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.  The estimated value of your PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of PLUS in the secondary market.  As a result, the secondary market price of your PLUS may be materially different from the estimated value of the PLUS determined by reference to our internal pricing models.

▪
The estimated value of your PLUS is not a prediction of the prices at which you may sell your PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your PLUS and may be lower than the estimated value of your PLUS. The estimated value of the PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the PLUS.  Further, as secondary market prices of your PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the PLUS, secondary market prices of your PLUS will likely be lower than the initial issue price of your PLUS.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

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The temporary price at which we may initially buy the PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future

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PLUS Based on the Level of the Russell 2000® Index due May 7, 2015
Performance Leverage Upside Securities
Principal at Risk Securities

prices of your PLUS.  Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market (if Barclays Capital Inc. makes a market in the PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the PLUS on the pricing date, as well as the secondary market value of the PLUS, for a temporary period after the initial issue date of the PLUS.  The price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your PLUS.

▪
The PLUS will not be listed on any securities exchange, and secondary trading may be limited.  There may be little or no secondary market for the PLUS.  We do not intend to list the PLUS on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time.  Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because other dealers are not likely to make a secondary market for the PLUS, the price, if any, at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent will determine the initial index value and the final index value, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the PLUS.  The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at or above which the underlying index must close so that the investor does not suffer a loss on their initial investment in the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the treatment of the PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the PLUS, the tax consequences of ownership and disposition of the PLUS could be materially and adversely affected.In addition, as described below under “Additional provisions—Tax considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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PLUS Based on the Level of the Russell 2000® Index due May 7, 2015
Performance Leverage Upside Securities
Principal at Risk Securities

Russell 2000® Index Overview

The Russell 2000® Index was developed by Russell Investments (“Russell”) and is calculated, maintained and published by Russell. The Russell 2000® Index is reported by Bloomberg under the ticker symbol “RTY <Index>”. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000”), the Russell 2000® Index consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and current index membership) included in the Russell 3000 and represented, as of December 31, 2013, approximately 10% of the total market capitalization of the Russell 3000. The Russell 3000, in turn, comprises the 3,000 largest U.S. companies as measured by total market capitalization, which together represented, as of December 31, 2013, approximately 98% of the U.S. equity markets open to public investment.  For more information about the underlying index, see “Reference Assets—Indices-Equity Indices—Russell 2000® Index” in the accompanying index supplement. The information on the Russell 2000® Index provided in this free writing prospectus should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—Russell 2000® Index” in the accompanying index supplement.

 Information on the Russell 2000® Index as of market close on March 5, 2014:

Bloomberg Ticker Symbol:	RTY	52 Week High:	1,208.6508
Current Closing Level:	1,205.9091	52 Week Low:	901.5129
52 Weeks Ago:	927.3982

The following table sets forth the published high, low and period end closing levels of the Russell 2000® Index for each quarter for the period of January 1, 2008 through March 5, 2014. The associated graph shows the closing levels of the Russell 2000® Index for each day in the same period. The closing level of the Russell 2000® Index on March 5, 2014 was 1,205.9091. We obtained the information in the table and graph below from Bloomberg, L.P., without independent verification. The historical performance of the underlying index should not be taken as an indication of the future performance of the underlying index during the term of the securities.

We obtained the closing levels of the Russell 2000® Index below from Bloomberg, L.P., without independent verification.  The historical levels of the Russell 2000® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date.  We cannot give you assurance that the performance of the Russell 2000® Index will result in the return of any of your initial investment.

Russell 2000® Index	High	Low	Period End
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30

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PLUS Based on the Level of the Russell 2000® Index due May 7, 2015
Performance Leverage Upside Securities
Principal at Risk Securities

Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter	953.0675	872.6000	951.5424
Second Quarter	999.9851	901.5129	977.4754
Third Quarter	1,078.4084	989.4700	1,073.7864
Fourth Quarter	1,163.6373	1,043.4595	1,163.6373
2014
First Quarter (through March 5, 2014)	1,208.6508	1,093.5935	1,205.9091

Underlying Index Historical Performance— January 2, 2008 to March 5, 2014

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

March 2014	Page 13

PLUS Based on the Level of the Russell 2000® Index due May 7, 2015
Performance Leverage Upside Securities
Principal at Risk Securities

Additional Information About the PLUS

Please read this information in conjunction with the terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event on the valuation date.  In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date.  See “Terms of the Notes — Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.

Postponement of valuation date:
The valuation date may be postponed due to the occurrence or continuance of a market disruption event on such date.

See “Market disruption events and adjustments” below.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the valuation date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

Market disruption events and adjustments:
For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities.
For a description of adjustments that may affect the underlying index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices.”

Listing:	The PLUS will not be listed on any securities exchange.
Minimum ticketing size:	100 PLUS

Tax considerations:
You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement.  The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlying index.  Assuming this treatment is respected, gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the original issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the PLUS could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

March 2014	Page 14

PLUS Based on the Level of the Russell 2000® Index due May 7, 2015
Performance Leverage Upside Securities
Principal at Risk Securities

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in futures and options contracts on the underlying index and any other securities or instruments we may wish to use in connection with such hedging.  Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the PLUS or any amounts payable on your PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

These preliminary terms represent a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell.

March 2014	Page 15